EXHIBIT 99.1

           McGrath RentCorp Announces Leadership Promotions

    LIVERMORE, Calif.--(BUSINESS WIRE)--June 12, 2007--McGrath
RentCorp (NASDAQ:MGRC) President & Chief Executive Officer, Dennis C. Kakures, announced today the promotions of Joe Hanna, Randy Rose, Keith Pratt and Phil Hawkins.

    Joe Hanna was promoted from Senior Vice President of Operations to Senior Vice President and Chief Operating Officer. Mr. Hanna joined the Company in 2003 as Vice President of Operations. Mr. Hanna received a B.S. in Electrical Engineering from the United States
Military Academy.

    Randy Rose was promoted from Vice President of Administration and Secretary to Senior Vice President, Secretary and Chief Administrative Officer. Mr. Rose joined the Company in 1997 as Vice President of Administration. Mr. Rose received a B.S. in Business Finance from San Jose State University.

    Keith Pratt was promoted from Vice President and Chief Financial Officer to Senior Vice President and Chief Financial Officer. Mr.
Pratt joined the Company in 2006 as Vice President and Chief Financial Officer. Mr. Pratt has an undergraduate degree from Cambridge
University in Production Engineering and an MBA from Stanford
University.

    Phil Hawkins was promoted from Manager, Financial Planning & Analysis to Vice President and Division Manager of the Company's TRS-RenTelco division. Mr. Hawkins received B.S. degrees in Accounting, Finance and Computer Information Systems from Arizona State University. Mr. Hawkins joined the Company in 2004 as a financial analyst. Susan Boutwell, the former head of the Company's electronics division will become the Director of Strategic Initiatives for TRS-RenTelco.

    "The promotions and realignment of management announced today are integral in positioning McGrath RentCorp's leadership team to drive our business operations to higher levels of success in the future," stated Dennis Kakures.

    About McGrath RentCorp:

    Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers' temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for the grades K-12 in California. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

    For more information on McGrath RentCorp, visit www.mgrc.com

    CONTACT: McGrath RentCorp
             Dennis C. Kakures, 925-606-9200
             Chief Executive Officer